UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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VSE Corporation
(Name of Registrant as Specified in Its Charter)

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6348 Walker Lane, Alexandria, Virginia 22310-3226
Notice of 2019 Annual Meeting of
Stockholders and Proxy Statement
Fellow Stockholders:

You are cordially invited to attend the annual meeting of stockholders of VSE Corporation (“VSE” or the “Company”) to be held on Tuesday, May 7, 2019, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 6348 Walker Lane, Alexandria, Virginia 22310-3226 (the “Annual Meeting”).

We are furnishing proxy materials to our stockholders by mail and over the Internet. You may read, print and download our 2018 Annual Report to Stockholders, 2019 Proxy Statement and Proxy Card at https://www.cstproxy.com/vsecorp/2019. You may vote your VSE common stock by Internet, regular mail or in person or represented by proxy at the Annual Meeting. Instructions regarding the various methods of voting are contained on the notice of the Annual Meeting and on the Proxy Card.

The proxy materials describe the formal business to be transacted at the Annual Meeting. VSE directors and officers will be present to answer questions that you and other stockholders may have. Included in the materials is our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that contains detailed information concerning the Company’s operations, financial condition and operating performance.

The business to be conducted at the Annual Meeting consists of (1) the election of eight directors, (2) a non-binding advisory vote on our executive compensation, (3) a non-binding advisory vote on the frequency of the advisory vote on our executive compensation, and (4) the transaction of any other business that may properly come before the Annual Meeting.

VSE’s Board of Directors unanimously recommends a vote (1) “FOR” the election of each of the eight director nominees; (2) “FOR” the approval, by non-binding advisory vote, of our executive compensation; and (3) “FOR” a non-binding advisory vote to hold an advisory vote on our executive compensation on an annual basis.

On behalf of VSE’s Board of Directors, please vote your VSE common stock now, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person at the Annual Meeting, but it will ensure that your vote is counted. Your vote is important.

Please note the location for the Annual Meeting. The VSE Building is located in Metro Park office park at 6348 Walker Lane, Alexandria, Virginia 22310-3226. Take Franconia-Springfield Parkway to Beulah Street. Turn left onto Walker Lane and proceed to the end. VSE is across from Inova Healthplex.

I hope you will be able to join us.

Sincerely,
VSE CORPORATION

Calvin S. Koonce
Chairman of the VSE Board of Directors

April 9, 2019

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VSE CORPORATION
6348 Walker Lane, Alexandria, Virginia 22310-3226

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2019

To the Stockholders of VSE Corporation:

Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), will be held on Tuesday, May 7, 2019, commencing at 10:00 a.m., Eastern Daylight Time, at VSE’s corporate headquarters, 6348 Walker Lane, Alexandria, Virginia 22310-3226, for the following purposes (the “Annual Meeting”):

1.	To elect eight directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;
2.	To provide a non-binding advisory vote on our executive compensation;
3.	To provide a non-binding advisory vote on the frequency of the advisory vote on our executive compensation; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only record holders of VSE common stock as of the close of business on March 19, 2019 will be entitled to notice of, and to vote at, the Annual Meeting, and at any adjournments thereof. The list of stockholders entitled to vote at the Annual Meeting and at any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the Annual Meeting at VSE’s offices located at 6348 Walker Lane, Alexandria, Virginia 22310-3226, during ordinary business hours.

The VSE Corporation 2018 Form 10-K and Annual Report to Stockholders, which contains the Company’s consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS HAVE A CHOICE OF VOTING BY PROXY CARD OR THE INTERNET, AS DESCRIBED ON YOUR PROXY CARD. CHECK YOUR PROXY CARD OR THE INFORMATION FORWARDED BY YOUR BROKER, BANK OR OTHER HOLDER OF RECORD TO SEE THE OPTIONS AVAILABLE TO YOU. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY WITHDRAW HIS OR HER PROXY AND VOTE PERSONALLY ON ANY MATTER PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

By Order of the Board of Directors
Thomas M. Kiernan, Secretary

April 9, 2019

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VSE CORPORATION

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 7, 2019

ABOUT THE 2019 ANNUAL MEETING AND VOTING AT THE MEETING
This Proxy Statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation (“VSE” or the “Company”), in connection with the solicitation of proxies by VSE’s Board of Directors (the “Board”) for use at the annual meeting of VSE’s stockholders to be held on Tuesday, May 7, 2019, commencing at 10:00 a.m., Eastern Daylight Time, at the VSE Building, 6348 Walker Lane, Alexandria, Virginia 22310-3226, and at any adjournments thereof for the purposes specified in the accompanying Notice of Meeting (the “Annual Meeting”).

The mailing address of VSE’s principal executive office is 6348 Walker Lane, Alexandria, Virginia 22310-3226. VSE’s telephone number is (703) 960-4600. Your Annual Meeting materials, including the Notice of Annual Meeting, Proxy Statement and proxy card from our Board, are enclosed. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders entitled to notice of, and to vote at, the Annual Meeting on or about April 9, 2019. If you received your Annual Meeting materials via e-mail, the e-mail contained voting instructions and links to our 2018 Annual Report to Stockholders and this Proxy Statement on the Internet, which are both available at https://www.cstproxy.com/vsecorp/2019.

The close of business on March 19, 2019 is the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Holders of a majority of VSE’s outstanding common stock, par value $.05 per share (“Stock” or “VSE Stock”), as of the close of business on March 19, 2019, must be present at the Annual Meeting, either in person or represented by properly executed proxy, to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present, but broker non-votes will not be treated as present for quorum purposes. A proxy submitted by a broker that is not voted is sometimes referred herein to as a broker non-vote.

As of the close of business on March 19, 2019, there were 10,949,775 shares of Stock outstanding and approximately 237 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 19, 2019, on all matters that may be submitted to the stockholders at the Annual Meeting. All Stock represented by valid proxies will be voted at the Annual Meeting in accordance with the directions on the proxies. If you are a stockholder whose Stock is not registered in your own name, you will need appropriate documentation from the stockholder of record to vote in person at the Annual Meeting. If you want to vote your Stock that is held in street name in person at the Annual Meeting, you will need a written proxy card in your name from the broker, bank or other nominee who holds your Stock.

Matters for stockholder to consider:

As discussed in more detail below, the purpose of the Annual Meeting is (1) to vote for the election of eight directors to the Board; (2) to provide a non-binding advisory vote on our executive compensation; (3) to provide a non-binding advisory vote on the frequency of the advisory vote on our executive compensation; and (4) to transact any other business that may properly come before the Annual Meeting.

As of the date of this Proxy Statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those matters specifically referred to herein. If, however, any other matters are properly presented to the Annual Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are the Chairman of the Board and VSE’s Corporate Secretary.

Recommendations of the Board

The Board recommends a vote:
1.“FOR” the election of each of the eight director nominees named in this Proxy Statement;

2.“FOR” the approval by a non-binding advisory vote on our executive compensation; and

3.	"FOR” a recommendation by a non-binding advisory vote to hold an advisory vote on our executive compensation on an annual basis.

Vote Required

Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for the nominees being proposed is withheld.

The approval of the advisory resolution on the Company’s executive compensation requires the affirmative vote of a majority of the Stock present, in person or by proxy, at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions will have the same effect as a vote against the advisory resolution. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this advisory vote are not binding on the Board.

The advisory vote on the frequency of advisory votes on the Company’s executive compensation will be determined based on a plurality of the votes cast. This means that the option that receives the most votes will be recommended by the stockholders to the Board. Abstentions and broker non-votes are not counted for the advisory vote on frequency of advisory votes on the Company’s executive compensation and, therefore, will have no effect on the outcome of the proposal. The results of this advisory vote are not binding on the Board.

How to Vote

We make our proxy materials available to stockholders by mail and on the Internet. You may read, print and download our 2018 Annual Report to Stockholders (which includes our Annual Report on Form 10-K for 2018), 2019 Proxy Statement and proxy card at https://www.cstproxy.com/vsecorp/2019. On an ongoing basis, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail. You may vote your Stock by Internet, by regular mail or in person at the Annual Meeting. Each of these voting options is described in the notice and the proxy card.

You should complete and return your proxy card, or vote using the Internet voting option, to ensure that your vote is counted at the Annual Meeting, regardless of whether you plan to attend. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted in accordance with the recommendations of the Board. In connection therewith, the Board has designated the Chairman of the Board, Calvin S. Koonce and VSE’s Corporate Secretary, Thomas M. Kiernan as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your Stock will be voted in accordance with your instructions.

If you are a beneficial owner and hold Stock in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your Stock on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters and do not have the discretion to vote on non-routine matters. Because the uncontested election of directors and any advisory vote regarding the Company’s executive compensation are considered non-routine matters, brokers will not have the discretion to vote on such matters at the Annual Meeting.

Revocation of Proxies

A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to our Corporate Secretary. In addition, any stockholder who has executed a proxy but attends the Annual Meeting in person may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.

Proposal No. 1

ELECTION OF DIRECTORS

Nominees

At the Annual Meeting, stockholders will elect, by a plurality of the votes cast, in person or by proxy, eight VSE directors who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at their previous year’s meeting, except for John A. Cuomo, who has been appointed by the Board, effective April 15, 2019, as a director (and chief executive officer and president) of VSE. Effective April 14, 2019, Maurice A. Gauthier will resign as a director, chief executive officer, president and chief operating officer of VSE. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board. The eight nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation	Age	Director since

John A. Cuomo	45	2019
Effective April 15, 2019, Mr. Cuomo will become a director, chief executive officer and president of VSE. Since October 2018, Mr. Cuomo has served as Vice President and General Manager of Boeing Distribution Services Inc., a subsidiary of The Boeing Company, which in October 2018 acquired the KLX Aerospace Solutions business, a commercial aerospace and defense distributor of fasteners and consumables and provider of other related services. From December 2014 to October 2018, Mr. Cuomo served as Group Vice President and General Manager for KLX Aerospace Solutions. Mr. Cuomo has more than 18 years of experience in the aerospace distribution and services market and served in multiples roles at B/E Aerospace from April 2000 to December 2014, including Vice President and General Manager and Senior Vice President Global Sales, Marketing and Business Development.
		(effective April 15, 2019)

Ralph E. Eberhart	72	2007
General, U.S. Air Force (Ret.), formerly Commander-in-Chief, North American Aerospace Defense Command (NORAD) and U.S. Northern Command. General Eberhart retired from the Air Force in 2005 after 36 years of military service. He was then appointed and continues to serve as President and Chairman of the Armed Forces Benefit Association (AFBA) and as Chairman of its related enterprise, 5Star Life Insurance Co. General Eberhart is also a director of the following publicly traded companies: Triumph Group, Inc., since 2010 and Jacobs Engineering Group Inc., since 2012.

Mark E. Ferguson III	62	2017
Admiral, U.S. Navy (Ret.), formerly Commander of the U.S. Naval Forces Europe and U.S. Naval Forces Africa, as well as Commander of NATO’s Allied Joint Force Command, Naples, Italy. Admiral Ferguson also served as the Vice Chief of Naval Operations from 2011 to 2014. Admiral Ferguson retired from the Navy in 2016, after 38 years of military service. Admiral Ferguson is the Chief Executive Officer of MK3 Global LLC, a private consulting firm. He serves as the Vice Chairman of the Audit and Risk Committee on the Board of Trustees of the Center for Naval Analyses.

Calvin S. Koonce	81	1992
President and Director of Montgomery Investment Management, Inc. (a securities investment firm), and has been the sole member of Koonce Securities, LLC, a securities broker/dealer firm, for more than the past five years.

James F. Lafond	76	2003

Retired certified public accountant and executive. From 1998 to 2002 Mr. Lafond was the Washington Area Managing Partner, PWC LLP. From 1964 to 1998 he served in various leadership positions at Coopers & Lybrand. He served as a director of WGL Holdings, Inc. and WGL Energy (formerly Washington Gas and Light) from 2003 to 2018. He continues to serve as director for various private nonprofit entities.

John E. "Jack" Potter	63	2014
President and Chief Executive Officer of the Metropolitan Washington Airports Authority since July 2011. He served as the United States Postmaster General and Chief Executive Officer of the United States Postal Service from 2001 to 2010.

Lt. Gen Jack Stultz, USA (Ret.)	66	2012
Consultant to the Defense Industry and former Chief Army Reserve/ Commanding General, U.S. Army Reserve Command from 2006 to 2012. He was an operations manager for The Procter & Gamble Company from 1979 to 2007. General Stultz entered active duty in 1974 after receiving his officer’s commission from the Army Reserve Officer Training Corps at Davidson College. General Stultz has served as the Vice Chairman of Reserve Affairs for the Association of the U.S. Army (AUSA) Council of Trustees since 2016.

Bonnie K. Wachtel	63	1991
Principal and Director, Wachtel & Co., Inc., investments, for more than the past five years. She is also a director of The ExOne Company and Information Analysis Incorporated. She has served as a director for six Nasdaq listed companies, and served on the hearing panel for Nasdaq Listing Qualifications from 2006 to 2016.

Board, Committees and Corporate Governance

The Board had eight members elected by the stockholders in 2018. As of the date hereof, the Board consisted of eight members, all of whom were elected by the stockholders in 2018. Effective April 14, 2019, Mr. Gauthier will resign as a director, chief executive officer, president and chief operating officer of VSE. Effective April 15, 2019, Mr. Cuomo will become a director, chief executive officer and president of VSE by action taken by the Board. Except for Mr. Cuomo, all of our nominees for directors are “independent” as defined by the applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”). Because our Board Chairman has no affiliation with the Company other than serving as Chairman, we do not have a senior non-executive director. Throughout 2018, our seven independent directors regularly had the opportunity to meet without any management members present. During 2018, there were six regular Board meetings. Of the elected directors who were Board members for the full calendar year of 2018, each of our directors attended at least 75% of the total number of Board meetings (in person or by telephone) and at least 75% of the meetings of Board committees on which he or she served (during the period that he or she served). We do not have a specific policy regarding attendance at the annual stockholders meeting. All directors, however, are encouraged to attend if available, and we try to ensure that at least one independent director attends the annual stockholders meeting and is available to answer stockholder questions. All eight directors who were serving as director at the time of the meeting attended our annual meeting of stockholders in 2018.

The Board has an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation Committee. The current charters for each of the Board committees are available on our Internet website, www.vsecorp.com. The Board committee members, as of the date of this Proxy Statement, are identified in the following table.

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Board Committees and Membership

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Ralph E. Eberhart		Chairman	X
Mark E. Ferguson III	X		X
Calvin S. Koonce
James F. Lafond	Chairman		X
Jack E. Potter		X	X
Jack C. Stultz	X		Chairman
Bonnie K. Wachtel	X	X	X

Audit Committee

The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of independent audit, financial reporting, internal controls and disclosure controls and internal audit, and evaluates the action management has taken to identify, monitor and control such exposures.

All of the Audit Committee members during the past fiscal year were independent in accordance with applicable rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. Each Audit Committee member is able to read and understand fundamental financial statements, including our consolidated balance sheet and consolidated statements of income, comprehensive income, stockholders’ equity and cash flows. The Board has determined that the Audit Committee's Chairman, Mr. Lafond, is an “audit committee financial expert” as defined in SEC Regulation S-K Item 407(d) (5). The Audit Committee met six times during 2018.

Compensation Committee

The primary purpose of the Compensation Committee is to oversee VSE’s compensation structure, to review and provide guidance to the Board regarding the compensation of VSE’s directors and officers, including the compensation of VSE’s chief executive officer and other executive officers, to review and provide guidance regarding employment agreements, to administer certain compensation plans, including restricted stock and deferred compensation plans, and to perform such other duties and responsibilities as are consistent with the committee’s charter. The Compensation Committee reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures related to compensation of directors, executives and management and the administration of our performance incentive and employee benefit plans, and evaluates the actions management has taken to identify, monitor and control such exposures. Each of the Compensation Committee members is independent in accordance with applicable NASDAQ rules. The committee met seven times during 2018.

Matters recommended by the Compensation Committee, and any delegation of its authority, are subject to Board approval. If such approval is not received, the Compensation Committee will reconsider the recommendation or proposed delegation. The Compensation Committee has the authority to retain outside counsel or other experts or consultants as needed. Additional information on the role and responsibilities of the Compensation Committee is provided below in the “Compensation Discussion and Analysis” section.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to make recommendations to the Board with respect to nominees to be proposed for election as directors and to corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE directors and officers, and conflicts of interest involving VSE directors, officers and employees. The committee also reviews our guidelines and policies with respect to risk assessment and risk management, specifically our risk exposures in the areas of corporate governance, compliance and ethics, as well as succession planning for the directors and senior management, and the actions management has taken to identify, monitor and control such exposures.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable NASDAQ rules. The committee met three times during 2018.

Committee Structure and Risk

The Board has overall responsibility for oversight of our risk management plans, policies and practices. Each Board committee has been assigned oversight of certain risks associated with its respective activities as discussed in this Proxy Statement, and each committee’s charter has been revised to reflect these risk oversight responsibilities. The Board has approved a risk management policy that delineates the risk oversight responsibilities of management, the Board and its committees.

Director Nominations and Qualifications

    Stockholders may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE’s by-laws and must be received in writing by VSE’s Corporate Secretary no later than 90 days before the date in the year of the annual meeting that corresponds to the date on which the annual meeting was held during the immediate prior year. (Nominations for the year 2020-2021 should be received by the Corporate Secretary no later than February 7, 2020.) Such recommendation shall be accompanied by the proposing stockholder’s name, evidence that such stockholder is a beneficial owner of VSE Stock, and the candidate’s name, biographical data and qualifications.

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for Board membership as described below. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the directorship criteria discussed below.

Under these criteria for Board nominations, Board members should have the highest professional and personal ethics and values, consistent with longstanding VSE values and standards. As a group, the Board should have diverse and broad experience at the policy-making level in business, government, education, technology or public interest. Board members should be committed to enhancing stockholder value and have sufficient time to satisfy their duties as VSE directors and provide insight and practical wisdom based on experience. A Board member’s service as a member of other boards of directors of publicly traded companies should be limited so that the director is able, given his or her individual circumstances, to perform responsibly all duties as a Board member. Each VSE director must represent the interests of all stockholders. While we do not have a formal policy regarding diversity of Board nominees or a formal definition of “diversity,” the Nominating and Corporate Governance Committee has discussed diversity considerations of potential Board nominees within the context of Board succession planning. Factors discussed as relevant to the selection of Board nominees may include nature and length of business experience, including experience in business areas related to our potential growth areas, race, gender, age and factors that promote alignment of the Board with the interests of stockholders. The Nominating and Corporate Governance Committee recently discussed potential retirement time frames, transition planning with regard to succession, and optimal Board size.

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Such committee periodically assesses the appropriate size of the Board, and whether any Board vacancies are expected due to retirement or otherwise. If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for Board membership. Following verification of the stockholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials will be forwarded to the Nominating and Corporate Governance Committee. Such committee also will review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. The committee has not in the past retained any third party to assist in identifying nominees for Board membership.

The traits identified with respect to the director nominees as qualifications to serve on the Board include:

John A. Cuomo
Experience includes more than 18 years in the aerospace distribution and services market industry, including as an officer of Boeing Distribution Services Inc., KLX Aerospace Solutions and B/E Aerospace.

Ralph E. Eberhart
Experience as Chairman and President of the Armed Forces Benefit Association provides insight into challenges associated with managing complex organizations and holding management accountable for company performance.

Expertise in the defense industry due to 36 years of experience in the U.S. Air Force and senior positions in the U.S. military, including assignment as Commander-in-Chief North American Aerospace Defense Command and U.S. Northern Command.

Mark E. Ferguson III
Expertise in the defense industry due to 38 years of experience in the U.S. Navy and senior positions in the U.S. military, including service as Commander, U.S. Naval Forces Europe and Africa, and as Commander, NATO Joint Force Command, Naples, Italy. He also served as the Vice Chief of Naval Operations from 2011 to 2014.

Holds a Master’s Degree in Computer Science from the Naval Postgraduate School and has expertise in cyber defense, congressional and regulatory affairs, strategic planning, and personnel and operations management.

Graduate of the National Association of Corporate Directors (NACD) Cyber Risk Oversight Program; Holds a certificate in Cyber Security Oversight from Carnegie Mellon University.

Calvin S. Koonce
Experience as sole member of Koonce Securities, LLC, a registered securities broker-dealer, and President and Managing Director of Montgomery Investment Management, Inc., a registered investment advisor, provides insight into the enhancement of stockholder value.

Familiarity with VSE’s core strategy and operations resulting from service as a VSE director for more than 26 years.

James F. Lafond
Experience in business management, public company accounting, financial disclosure and financial systems oversight gained from his experience as Area Managing Partner for Greater Washington at PricewaterhouseCoopers LLP (PwC).

Expertise in risk management processes given his experience as Area Managing Partner for PwC and serving as an engagement partner for entities involved in many businesses, including manufacturing companies and financial institutions.

John E. ‘Jack’ Potter
Extensive management experience, leadership ability and record of accomplishment having served as United States Postmaster General for 10 years, and held various management positions within the United States Postal Service prior to such appointment.

More than seven years of experience as President and Chief Executive Officer of the Metropolitan Washington Airport Authority, managing large, complex and multifaceted transportation infrastructure projects.

Provides insight into manufacturing, supply and distribution practices of large supply chain management organizations.

Jack C. Stultz
Experience as the Commanding General for the U.S. Army Reserve Command provides insight into the needs and requirement of our customers, as well as the trends that will shape and influence our customers into the future.

More than 38 years of experience in the U.S. Army provides keen insight on the past, current and future status of the U.S. Defense Industry.

More than 29 years of private industry experience provides a balanced background of significant government and industry leadership positions.

Bonnie K. Wachtel
Experience as Supervisory Control Principal and Director of Wachtel & Co., Inc. provides management experience in financial systems, people and processes.

Service with the Listing Qualifications Panel of NASDAQ and holding of Chartered Financial Analyst certification provides expertise in the functioning of capital markets and insight into the enhancement of stockholder value.

Leadership Structure of the Board

The positions of Chairman of the Board and VSE’s chief executive officer (“CEO”) are separated at VSE. The Board believes that this separation of positions best serves the Company’s current needs and effectively maintains independent oversight of management. The Board periodically reviews and considers if the positions of Chairman and CEO should be combined as part of its regular review of the effectiveness of our governance structure.

Communications with the Board

Individuals may communicate with the Board by submitting an email to the Board at board@vsecorp.com. All directors have access to this email address. Communications that are intended specifically for non-employee directors should be sent to the email address above to the attention of the Corporate Secretary. Communications to the Board by mail can be addressed to The Board of Directors or a particular Board member c/o VSE Corporation, 6348 Walker Lane, Alexandria, Virginia 22310-3226.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of VSE's directors, officers, including VSE’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and employees. The Code is posted on VSE’s internet website at www.vsecorp.com. VSE intends to satisfy the disclosure requirements under Item 5.05 of Form 8-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding any waiver or amendment of the Code with respect to VSE’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions, by posting such required information on VSE’s Internet website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which together with the Company’s certificate of incorporation, by-laws, committee charters and other key governance practices and policies, provide the framework for the Company's corporate governance. VSE’s by-laws were reviewed, amended and adopted by the Board on July 31, 2013. Additionally, the Corporate Governance Guidelines were reviewed, amended and adopted by the Board on December 13, 2016. The Nominating and Corporate Governance Committee charter was reviewed, amended and adopted by the Board on December 11, 2018. The charters of the Audit Committee and the Compensation Committee were reviewed, amended and adopted by the Board on October 30, 2018.

The guidelines, by-laws and committee charters are posted on VSE’s website at www.vsecorp.com. The Board recognizes that ensuring that the Company observes good corporate governance practices is an ongoing endeavor. As a result, the guidelines are subject to annual review by the Board to determine if they continue to promote the best interests of the Company and its stockholders and comply with all applicable laws, regulations and NASDAQ requirements

Compensation of Non-Employee Directors for 2018

In 2018, the Company paid each non-employee director a cash retainer of $70,000 as a director’s fee for the year. Each non-employee director also received for 2018 an award under our 2006 Restricted Stock Plan for such number of shares of our Stock equal to $80,000 divided by the per share closing price of on the first trading day in 2018, rounded to the nearest 100 shares. Pursuant to the awards under our restricted stock plan, each non-employee director was granted 1,600 shares of restricted Stock on January 2, 2018. The closing price of our Stock was $49.38 per share on January 2, 2018. Non-employee directors do not receive fees for attending Board or committee meetings.

The Chairmen of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee were each paid an additional annual fee of $15,000, $10,000 and $7,500, respectively.

The Chairman of the Board was also paid at the rate of $75,000 per annum for serving as Chairman. This amount was prorated for Mr. Kendall and Mr. Koonce, who each served as Chairman during 2018.

Pursuant to our 2004 Non-Employee Directors Stock Plan re-approved by stockholders in 2014, each non-employee director can elect that all or a portion of his or her annual cash compensation for services as a VSE director be paid in Stock at fair market value determined in accordance with the plan. Mr. Eberhart and Mr. Koonce made such an election in 2018.

Stock issued to non-employee directors pursuant to our 2006 Restricted Stock Plan is fully vested when issued, but the certificates for such Stock bear a restrictive legend prohibiting the sale, transfer, pledge and assignment of such Stock for two years commencing on the issue date. When all restrictions on a certificate bearing a restrictive legend have lapsed, VSE issues a non-restrictive certificate to the directors (subject to any applicable securities law restrictions). In December 2016, the Compensation Committee approved a resolution to permit non-employee directors to designate, on a share per share basis, tradable VSE shares they own as the shares that will be subject to the two-year transfer restriction under the 2006 Restricted Stock Plan in lieu of holding restrictive Stock that would otherwise be subject to the two-year transfer restriction, provided that the designating directors remain in compliance with the Board’s stock retention guidelines.

No compensation is paid to any non-employee director for personal services rendered to VSE pursuant to a consulting or similar agreement between the director and VSE, or any of VSE’s subsidiaries, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2018. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or Board committees.

The following table provides information related to the compensation of each of the Company’s non-employee directors for fiscal year 2018.

Non-Employee Director Compensation for Fiscal Year 2018 Table

Name _______	Fees earned or paid in cash ($) _______	Stock awards ($) (2) ________	Option awards ($) ________	Non-equity incentive plan compensation ($) ________	Change in pension value and non-qualified deferred compensation earnings ($) _________	All other compensation ($) ________	Total ($) ________
Ralph E. Eberhart[3]	60,001	99,007	—	—	—	—	159,008
Mark E. Ferguson III	70,000	79,008	—	—	—	—	149,008
Clifford M. Kendall[1]	36,250	79,008	—	—	—	—	115,258
Calvin. S. Koonce[3]	22	201,486	—	—	—	—	201,508
James F. Lafond	85,000	79,008	—	—	—	—	164,008
John E. Potter	70,000	79,008	—	—	—	—	149,008
Jack C. Stultz	75,000	79,008	—	—	—	—	154,008
Bonnie K. Wachtel	70,000	79,008	—	—	—	—	149,008

Notes to Director Compensation Table

1.	Mr. Kendall’s fees include a prorated director and Chairman fee of $36,250. Mr. Kendall died on March 28, 2018.

2.
Pursuant to the 2006 Restricted Stock Plan, each non-employee director was granted an award of 1,600 shares of Restricted Stock on January 4, 2018. The dollar amount recognized for financial statement reporting purposes, in accordance with ASC 718 (Compensation-Stock Compensation,) is based on the closing price of our Stock on January 2, 2018 ($49.38 per share).

3.
In 2018, Mr. Eberhart and Mr. Koonce elected to have a portion or virtually all of their annual cash compensation for services as a VSE director be paid in Stock at fair market value determined in accordance with the 2004 Non-Employee Directors Stock Plan.

Narrative to Director Compensation Table

Please see the section above entitled “Compensation of Non-Employee Directors for 2018.”

Compensation of Non-Employee Directors for 2019

In December 2018, the Compensation Committee recommended and the Board approved the following compensation for non-employee directors for 2019: (a) an annual cash retainer of $75,000 as a director’s fee for the year, (b) an annual award of VSE Stock under our 2006 Restricted Stock Plan payable in such number of shares of our common stock equal to $85,000 divided by the closing price of VSE common stock on the first trading day in 2019 ($31.58 per share on January 2, 2019), rounded to the nearest 100 shares, resulting in an award of 2,700 shares, and (c) a fee of $75,000 to the Board Chairman for serving as Chairman.

Compensation Committee Interlocks and Insider Participation

During 2018, the Compensation Committee members were General Eberhart, Mr. Potter and Ms. Wachtel. No committee member was at any time during 2018 or at any other time an officer or employee of VSE. No executive officer of VSE serves or has served as a member of the Compensation Committee of another entity that has an executive officer who serves on VSE’s Compensation Committee. No executive officer of VSE served on the board of directors or Compensation Committee of any entity that has one or more executive officers serving as members of the Board or Compensation Committee.

Mr. Koonce is a significant stockholder of VSE. See “Security Ownership of Certain Beneficial Owners and Management” below.

Certain Relationships and Related Transactions

There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

See “Compensation Discussion and Analysis-Narrative to Summary Compensation Table” below for information regarding VSE’s employment agreement with Mr. Gauthier and “Compensation Committee Interlocks and Insider Participation” above for additional information about directors and nominees for director.

Pursuant to the Company’s policies, including Code of Business Conduct and Ethics for VSE’s directors, officers and employees, any above-referenced related transactions would be subject to the prior consideration and approval of the Board, including a majority vote of the disinterested directors.
    The Board unanimously recommends that stockholders vote “FOR” the election of each of the eight persons nominated to serve as a director of VSE for the ensuing year.

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AUDIT SERVICES

In 2018 and 2017, the services rendered by Ernst & Young LLP ("EY") on VSE's behalf included an audit of VSE’s consolidated financial statements and reviews of the consolidated interim financial statements included in VSE’s Forms 10-Q filed with the Securities and Exchange Commission (the “SEC”) for each of the quarters ended March 31, June 30 and September 30, 2018 and 2017. EY’s services also included an audit of the effectiveness of VSE’s internal controls over financial reporting as of December 31, 2018 and December 31, 2017.

Audit Fees

EY's fees for professional services rendered for the years ended December 31, 2018 and December 31, 2017, were as follows:

Audit Fees Table

	2018	2017
Audit fees (1)	$1,539,852	$1,901,005
Audit related fees (2)	$161,533	$—
Tax fees (3)	$357,794	$170,502
Other fees (4)	$3,600	$1,995

Notes to Audit Fees Table

1.	Includes fees and expenses related to the annual audits, interim reviews and accounting consultations, notwithstanding when the fees and expenses were billed.

2.	Includes fees related to due diligence services associated with VSE's acquisition on January 10, 2019 of two privately held companies, both named 1st Choice Aerospace Inc.

3.
Includes fees and expenses for tax compliance and advisory services, including fees associated with services for tax accounting method changes resulting from The Tax Cuts and Jobs Act, and tax due diligence services associated with VSE's acquisition on January 10, 2019 of two privately held companies, both named 1st Choice Aerospace Inc.

4.	Includes fees related to management’s use of the EY online accounting research tool.

Policy on Audit Committee Approval of Audit and non-Audit Services

The Audit Committee approves in advance all audit and non-audit services provided by our independent registered public accounting firm prior to its engagement with respect to such services. The Audit Committee has delegated to its chairman the authority to pre-approve additional audit-related and non-audit services not prohibited by law to be performed by VSE’s independent auditors and associated fees up to a maximum for any one non-audit service equal to the lesser of $30,000 or 25% of the audit fees for VSE’s most recent completed fiscal year, provided that the Audit Committee’s chairman shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full committee at its next regular meeting. The Audit Committee approved in advance all of the audit and non-audit services provided by our independent registered public accounting firm in 2018 and 2017.

Change in VSE’s Independent Registered Public Accounting Firm

On March 14, 2019, upon the recommendation of the Audit Committee, the Board authorized the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s new independent registered public accounting firm and dismissed EY as the Company's independent registered public accounting firm.

The reports of EY on the consolidated financial statements of the Company for each of the two most recent fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years ended December 31, 2018 and December 31, 2017, and in the subsequent interim period through March 14, 2019, (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to EY’s satisfaction would have caused EY to make reference to the matter in their reports and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of SEC Regulation S-K.

On March 14, 2019, upon the recommendation of the Audit Committee, the Board authorized the appointment of Grant Thornton LLP as the Company’s new independent registered public accounting firm, effective upon dismissal of EY on March 14, 2019. During the Company’s two most recent fiscal years ended December 31, 2018 and December 31, 2017, and the subsequent interim period through March 14, 2019, neither the Company nor anyone acting on its behalf consulted with Grant Thornton LLP regarding any of the matters described in Items 304(a)(2)(i) and (ii) of SEC Regulation S-K.

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AUDIT COMMITTEE REPORT
The Audit Committee consisted of four non-employee directors (Mr. Lafond, Mr. Ferguson, Mr. Stultz and Ms. Wachtel) for 2018, each of whom is considered an “independent” director for the purposes of the applicable rules of the SEC and NASDAQ. The Audit Committee’s responsibilities are set forth in its charter, a copy of which is available on VSE’s website, www.vsecorp.com. The Board and the Audit Committee believe that the Audit Committee members are and were at the time of the actions described in this report “independent” directors as independence is defined by NASDAQ Rule 4200(a) (15).
The Audit Committee has implemented the requirements of the Sarbanes-Oxley Act of 2002 and the Marketplace Rules of The NASDAQ Stock Market, Inc. with respect to the responsibilities of audit committees of public companies. Among other matters, the Audit Committee reviews procedures on internal control over financial reporting with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm for 2018. The Audit Committee also discussed with Ernst & Young LLP the Company’s internal controls and the overall scope and specific plans for their audit.
The Audit Committee has reviewed and discussed with management VSE’s audited consolidated financial statements as of and for the year ended December 31, 2018 and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018 and the independent registered public accounting firm’s audit of internal control over financial reporting, and has discussed with VSE’s independent registered accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, Communications with Audit Committees.
The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the auditors the auditors’ independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.
Based on the foregoing reviews and discussions, the Audit Committee recommended to the Board that the above referenced consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in VSE’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Audit Committee:	James F. Lafond, Chairman
Mark E. Ferguson III
Jack C. Stultz
Bonnie K. Wachtel

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

Introduction

Founded in 1959, VSE Corporation (“VSE” or the “Company”) serves as a centralized managing and consolidating company for our diversified business operations. VSE is dedicated to making our federal government and commercial clients more successful by delivering innovative solutions for vehicle, ship and aircraft sustainment, supply chain management, logistics, platform modernization, mission enhancement, program management, energy, information technology and consulting services (“government and commercial services”). The Company has historically generated strong stockholder returns over the long-term and is committed to continued long-term value creation for its stockholders. The government and commercial services markets are highly competitive. The Company’s continued ability to create long-term stockholder value is dependent on, among other things, our ability to attract and retain highly qualified executives in the government and commercial services markets, including the named executive officers in this Proxy Statement. As discussed in the following Compensation Discussion and Analysis, VSE’s compensation program has been designed to align its management with the Company’s commitment to long-term success and enhanced stockholder value.

Compensation Committee Philosophy

The principal objectives of our Board’s Compensation Committee (the “Committee”) are to (a) develop an executive compensation program that will attract and retain executive officers capable of leading and growing the Company in complex, competitive and changing industries; (b) promote from within when warranted; (c) maintain a compensation structure that is competitive and performance based; and (d) link total compensation to corporate goals and performance.

Compensation Program Components

The three key elements of our executive compensation program are:

•	Base salary to compensate executives for services performed during the fiscal year;

•
Annual performance-based monetary incentive to promote achievement of the Company’s profitability, earnings per share and return on stockholders’ equity targets as calculated by dividing the Company’s net income for the year by its total stockholders’ equity at the beginning of the year (“ROE”); and

•	Long-term incentives, including deferred supplemental compensation and restricted stock awards to compensate executives for their contributions to the Company’s profitability and ROE.

Basis for Compensation Decisions

For our executives as a group, we generally target total compensation, including long-term incentives, on numerous factors, including level of responsibility, individual performance, Company performance, market competitive data and prior experience.

Leadership Structure

During 2018, the Company was led and managed by Maurice A. Gauthier, as chief executive officer (“CEO”), president and chief operating officer. Officers reporting directly to Mr. Gauthier during 2018 included Thomas R. Loftus, as the Company’s chief financial officer; Thomas M. Kiernan as vice president and general counsel; Chad M. Wheeler, as the president and chief operating officer of our subsidiary Wheeler Bros., Inc., which conducts our Supply Chain Management Group operations; Paul W. Goffredi, as president and chief operating officer for our subsidiary VSE Aviation, Inc., which conducts our Aviation Group operations; and Joseph “JR” Brown, as president of our Federal Services Group.

The following compensation discussion and analysis outlines the processes, elements and decisions regarding compensation for 2018 of VSE’s “named executive officers” being VSE’s principal executive officer, principal financial officer, and three most highly compensated executive officers, other than the principal executive officer and principal financial officer, who were serving as executive officers at the end of 2018. The five named executive officers are Messrs. Gauthier, Loftus, Kiernan, Wheeler and Goffredi (the “NEOs”).

OVERSIGHT AND AUTHORITY OVER EXECUTIVE COMPENSATION

Compensation Committee Composition and Duties

The Committee is composed of three independent directors as defined by the NASDAQ listing standards and described above in the “Board, Committees and Corporate Governance” section.

The Committee is responsible for reviewing and recommending for Board approval the compensation of our CEO (principal executive officer), chief financial officer (principal financial officer) and other executive officers, including the three other NEOs. The Committee is governed by a written charter adopted by the Board. The full text of the charter is available on VSE’s corporate website at www.vsecorp.com in the “Investor Information” section under "Corporate Governance."

The following is a summary of the Committee’s key responsibilities regarding executive compensation:

•	To review and provide the Board with recommendations regarding compensation programs for the Company’s executive officers, including the NEOs;

•	To review and approve corporate goals and objectives relevant to the compensation of the NEOs and make recommendations to the Board for approval of total compensation for NEOs;

•	To provide recommendations to the Board regarding compensation of VSE’s non-employee directors; and

•	To review and assess Stockholder's say-on-pay and say-on-pay frequency, and consider results of the most recent say-on-pay in evaluating and determining executive compensation.

Annual Compensation Review

In December of each year, the Committee meets to review the performance and compensation of our CEO and other NEOs.

In consultation with the CEO, the Committee reviews and approves the compensation of all other NEOs based on recommendations submitted by the CEO. In submitting these recommendations, the CEO evaluates the performance and recommends salary adjustments, bonuses, benefit plan participation and all other elements of compensation of the NEOs. The Committee also reviews the prior year’s stockholder advisory vote on executive compensation. At our 2018 annual stockholders meeting, the stockholders fully endorsed the Committee’s compensation policies with a 98.6% approval vote with no suggested changes. The Committee has discretion in approving, disapproving or modifying any of the CEO's recommended salary adjustments or proposed awards to the other NEOs, subject to final Board approval.

Compensation Committee Philosophy and Pay-Setting Process

Total executive compensation is structured to attract and retain a superior management team consistent with our corporate strategic goal of recruiting and retaining top level executives. This is an essential element of our strategy to “promote from within” when warranted. Our approach emphasizes investing in high performing internal candidates for career development and advancement. The strategic intent is to produce a stronger management team over time rather than incurring market driven attrition resolved through external recruitment.

The Committee believes it is important to maintain a compensation structure that is sufficiently competitive to attract and retain executives, while maintaining compensation levels that permit us to compete effectively in the markets we serve. We measure our competitiveness by monitoring our ability to recruit and retain highly qualified executives available in our chosen markets.

The Committee also believes it is important to maintain a compensation structure that is performance-based, such that approximately two-thirds of the total compensation target for each of our NEOs is performance driven based on achieving and exceeding pre-established targets for profitability, earnings per share and ROE.

The Committee considers multiple factors, including those described above under “Basis for Compensation Decisions,” when determining compensation levels for NEOs. These considerations compel the Committee to consider other relevant factors such as industry conditions, client satisfaction and operational performance. The next step is to factor our competitive short-term and long-term performance incentives into the total compensation equation. VSE’s targeted short-term and long-term incentive compensation constitutes about two-thirds of total targeted potential compensation.

For the three-year period ending December 31, 2018, the percentages of total actual compensation of each component of our NEO compensation were approximately as follows (see the “Summary Compensation Table” below for actual amounts):

Actual NEO Compensation Components as Percentage of Total Compensation 2016-2018 Table

Compensation Components	Percentage of Actual Total Compensation 2016 - 2018 (1)
Base Salaries	40%
Performance-based monetary incentives (bonus)	23%
Long-term incentives--
Deferred Supplemental Compensation and Restricted Stock	36%
Other compensation-- 401(k) Match	1%

Note to Percentage of Actual Total Compensation Table

1.	While our target for total potential compensation is approximately two-thirds incentive based, the table reflects the percentage of actual compensation earned during the three-year period.

Role of Compensation Consultant

The Committee has the authority to engage independent compensation consultants to assist in evaluating the compensation of NEOs, as well as to provide periodic reviews of the effectiveness and competitiveness of VSE’s executive compensation structure. During 2016, 2017 and 2018, the Committee selected and retained Semler Brossy Consulting Group, LLC ("Semler Brossy"), which subsequently advised the Committee on a variety of compensation-related matters, including:

•	Recommendations to establish and modify the Company’s peer group;

•	The appropriateness of potential modifications to the Company’s bonus and long-term incentive plans, taking into account market trends and competitive practices;

•	Pay levels and compensation mix for NEOs;

•	Compensation level and mix for non-employee directors; and

•	Emerging compensation trends.

The Compensation Committee assessed the independence of pay for Semler Brossy pursuant to the rules of the SEC and the NASDAQ. In doing so, the Compensation Committee considered each of the factors set forth by the SEC and NASDAQ with respect to a compensation consultant’s independence. The Compensation Committee also considered the nature and amount of work performed for the Compensation Committee and the fees paid for those services in relation to Semler Brossy's total revenues. After these reviews, the Compensation Committee concluded that there were no conflicts of interest, and that Semler Brossy was independent pursuant to SEC and NASDAQ rules.

Peer Companies and Survey Data

The government and commercial products and services markets are complex and competitive. The Committee believes that a competitive compensation package is an important tool in our efforts to attract and retain qualified executives with government and commercial products and services contracting experience. In determining total compensation for our NEOs, we consider competitive market data for a peer group of publicly traded companies. The Committee does not apply a formulaic approach to setting individual elements of the NEOs’ compensation or their total compensation amounts and does not set compensation levels at any specific level or percentile against the peer group data described below. However, the Committee periodically reviews market compensation levels to determine whether the total compensation opportunity for the NEOs is appropriate in view of factors such as the compensation arrangements for similarly situated executives in the market and may make recommendations to the Board as the Committee determines appropriate.

The peer group has historically been selected on the basis of comparable service offerings, market capitalization, revenues, net income and return on equity. The nature of our highly decentralized and diverse lines of business complicates identifying similar companies for comparison. Because our business diversity is significant relative to our size, we have difficulty identifying peer competitors within our markets with substantially similar financial performance metrics. Consequently, we included some peer companies that may not otherwise be an ideal competitive peer in our markets. The Committee has elected to use a larger peer group that was determined by Institutional Shareholder Services, Inc. (ISS) beginning in 2012. ISS uses a methodology that identifies several publicly traded companies in the services industry that are comparable to our current market capitalization, revenues and profit margins. Total compensation levels for our NEOs are established at a competitive level relative to this group of companies. During 2019, the Committee and our management will review the potential peers that are more consistent with our pivot from government markets to more commercial markets, with emphasis on supply chain management and maintenance, repair and overhaul (MRO) services. We will monitor and evaluate potential peer companies that reflect our markets as well as the financial considerations mentioned above.

2018 Peer Group

For 2018, the Committee primarily used the ISS identified peer group. Taking into consideration recommendations made by our independent compensation consultant, we included AAR Corporation and Wesco Aircraft Holdings, Inc. as aerospace services peers, though their market capitalization and revenue are larger than VSE’s market capitalization and revenue. We identified and evaluated the following 12 companies as 2018 peer companies.

AAR Corporation	Huron Consulting Group, Inc.
CBIZ, Inc.	ICF International, Inc.
CRA International, Inc.	Navigant Consulting, Inc.
FTI Consulting, Inc.	Resources Connection, Inc.
GP Strategies Corporation	US Ecology, Inc.
Heritage-Crystal Clean, Inc.	Wesco Aircraft Holdings, Inc.

For 2018, no changes were made from our 2017 peer group.

In preparing analyses of pay levels and compensation mix, we also refer to other commercially available survey sources, including the World@Work 2017/2018 Salary Budget Survey.

Consideration of Risk

Our compensation programs are discretionary, balanced and significantly focused on the long term. Under this structure, the highest amount of compensation can be achieved only through consistent superior performance over sustained periods of time. In addition, some compensation is deferred or only realizable upon retirement. This provides strong incentives to manage the Company for the long-term, while avoiding excessive risk-taking in the short-term. Likewise, the elements of our targeted compensation are balanced among current cash payments, deferred cash payments and equity awards.

Additionally, to further align the interests of our executive officers with our stockholders' interests in pursuit of long-term value enhancement, the Committee recommended and the Board approved VSE Stock retention guidelines for directors, executive officers and other participants in VSE’s 2006 Restricted Stock Plan as described below in the “Stock Retention Guidelines” section.

The Committee reviews the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs to confirm that our incentive compensation encourages taking prudent risks and avoiding unnecessary and excessive risks. The Committee also reviews the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Management reviews the Company’s overall compensation structure, taking into account such factors as the overall mix of compensation, the performance metrics that are used under the Company’s incentive programs, the length of vesting periods where applicable, and the overall relationship of the Company’s compensation programs to the Company’s business risk. Management periodically reports the results of its evaluation to the Committee, including any findings of risk related to the Company’s compensation structure and practices. The Committee considers management’s conclusions in fulfilling its responsibilities with respect to the Company’s executive compensation program and also obtains assistance from its independent compensation consultant. The Committee reports risk assessment results to the Board. Based on management’s assessment, the Company has concluded that its compensation policies and procedures do not create risks that are reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION COMPONENTS

The three key elements of our executive compensation program are (a) base salary, (b) annual performance-based monetary incentives (Performance Bonus Plan and Executive Officer Incentive Compensation Plan), and (c) long-term incentives (Deferred Supplemental Compensation and Restricted Stock).

Base Salary

The Committee believes that one of the most effective ways to compete in the government and commercial services markets is to offer our executive officers a competitive base salary. The Committee analyzes each executive officer’s compensation using the following process:

•	Review the key executive positions within the Company in terms of scope and responsibility, job complexity, knowledge, required experience, and other relevant factors; and

•	For other executive positions, establish salary ranges by utilizing applicable industry surveys.

The Committee considers benchmarks for each executive against similarly situated positions within our selected peer group companies. To clarify, the Committee does not set compensation levels at specific target levels of our peer group, but rather compares (or benchmarks) compensation with our peer group companies. In addition to such external market considerations, the Committee also considers internal pay equity among our executives, including the NEOs, for base salary planning. While the foregoing discussion of how the Committee determines base salaries summarizes the material factors considered by the Committee, it is not intended to be exhaustive. The Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The Committee conducted an overall analysis of the factors described above and considered the totality of the information presented to it, including discussions with our senior management.

Largely based on the independent compensation consultant analysis of the peer groups relative to current market practice, the Committee recommended and the Board approved 2019 base salary increases for the NEOs. The decision to increase salaries for Messrs. Loftus, Kiernan, Wheeler and Goffredi was based, in part, on their demonstrated strong leadership in challenging markets, as well as a combination of peer group adjustments and merit-based increases, with total compensation serving as the basis for peer comparisons.

The base salary increases for 2019 are as follows: Mr. Loftus from $401,037 to $405,048; Mr. Kiernan from $316,191 to $347,810; Mr. Wheeler from $337,260 to $377,731; and Mr. Goffredi from $249,312 to $299,174. For information regarding Mr. Gauthier’s base salary and other compensation for 2019 see “Compensation of CEO - Compensation Approved for 2019” below.

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Base Salaries of Named Executive Officers 2017 - 2019 Table

Named Executive Officer	2017	2018	2019
Maurice A. Gauthier[1]	$780,000	$810,000	$810,000
Thomas R. Loftus	$337,006	$401,037	$405,048
Thomas M. Kiernan	$282,314	$316,191	$347,810
Chad M. Wheeler	$301,125	$337,260	$377,731
Paul W. Goffredi	$242,050	$249,312	$299,174

(1) For further information regarding the CEO’s base salary and other compensation for 2019, see “Compensation of CEO - Compensation Approved for 2019” and “Other Compensation Policies - Employment Contracts and Severance Agreement” sections below.

PERFORMANCE-BASED MONETARY INCENTIVE COMPENSATION

The actual incentive compensation payable under our Performance Bonus Plan and Executive Officer Incentive Compensation Plan, Deferred Supplemental Compensation Plan and Restricted Stock Plan described below reduces the Company’s consolidated net income that is used to calculate the aggregate incentive compensation amounts that are payable under each of such incentive plans.

Bonus Incentives

Performance based incentive compensation is awarded to VSE’s officers participating in either (but not both plans in respect of any one fiscal year) the Company’s Performance Bonus Plan or Executive Officer Incentive Compensation Plan (the “Executive Incentive Plan”). The Committee recommended and the Board adopted a Performance Bonus Plan based on achieving annual financial results in excess of financial thresholds established by the Committee and approved by the Board at the beginning of each year (the “Bonus Plan.”) After having been recommended by the Committee, the Executive Incentive Plan was approved by the Board in March 2018 and by the stockholders in April 2018. The Executive Incentive Plan is intended to provide specified executive officers with incentive compensation based on the Company’s financial performance to enhance stockholder value in a manner substantially similar to the Bonus Plan and to utilize the deductibility for VSE's federal income tax purposes of any bonuses paid by the Company under such plan. Our bonus pool for corporate executives (except for group or subsidiary presidents), officers and corporate staff is determined by achieving a certain return on beginning stockholders’ equity calculated by dividing VSE’s net income for the year by the stockholders’ equity as of the beginning of the year (“ROE”). Each year the Committee recommends, and the Board approves, a ROE maximum target range, including minimum and maximum thresholds based on organic earnings growth over the prior year.

In December 2018, the Committee recommended and the Board approved, the awarding of performance bonuses to the NEOs under the Executive Incentive Plan for fiscal year 2018. These bonus amounts ranged from 20% of base salary for achieving a ROE of 10.5% to a maximum 125% of base salary for Messrs. Gauthier, Loftus and Kiernan for achieving a ROE of 17.5% or more. Mr. Wheeler and Mr. Goffredi’s bonuses, also up to a maximum of 125% of base salary, are determined by operating income thresholds established for their respective groups. The maximum eligible bonus potential for the Executive Incentive Plan year 2018 is set forth below.

Name	Maximum Bonus Potential
Maurice A. Gauthier	$1,012,500
Thomas R. Loftus	$501,296
Thomas M. Kiernan	$395,240
Chad M. Wheeler	$421,575
Paul W. Goffredi	$311,640

In determining performance based incentive compensation for 2018, the Committee and the Board approved 12.0% as VSE’s actual ROE for 2018, as compared to the maximum ROE corporate target of 17.5%. The aggregate annual performance bonuses under the Bonus Plan and Executive Incentive Plan were approximately $4.7 million. Specific amounts paid to NEOs under the Executive Incentive Plan are reported in the “Summary Compensation Table” below under the heading “Non-equity Incentive Plan Compensation.”

The goals consist principally of operating income targets for operating group executives, and ROE targets for corporate staff, corporate officers and corporate executives. The CEO, chief financial officer and three other NEOs participate in the Executive Incentive Plan (but not in the Bonus Plan). To participate in the Bonus Plan or Executive Incentive Plan, an executive must be an employee during the fiscal year that the bonus payment is earned and subsequently when the bonus payment is payable. During 2018 the pool thresholds were established as follows:

•
The bonus pool for operating group executives, including group presidents, is determined by each group's cumulative operating income thresholds. The groups’ cumulative operating income thresholds are based on a minimum ROE of 10.5%. Individual operating group executives’ bonuses are capped at 125% of salary.

•
The bonus pool for corporate staff, corporate officers, and corporate executives is determined as a percentage of salary based on a ROE at a 10.5% minimum threshold. Individual administrative bonuses are capped at 22% of salary for corporate staff, 85% of salary for a majority of the non NEO corporate officers and 125% of salary for NEOs, including the CEO and chief financial officer.

As ROE equals or increases above the 10.5% minimum threshold, the bonus pool is created and will continue to increase as ROE (net of all compensation costs) increases up to the maximum target of 17.5%. At year end, the Committee exercises its discretion in determining how much of the pool to allocate to both operations personnel and corporate staff based, in part, upon executive management’s recommendation and the Company’s overall performance. In 2018, the ROE was 12.0% as approved by the Committee and the Board, compared to the maximum bonus pool target based on a 17.5% ROE.

Subsequent Committee Actions for 2019:

In February 2019, the Board approved minimum and maximum ROE targets of 10.8% and 16.0%, respectively, for the 2019 bonus pool under the Bonus Plan and Executive Incentive Plan. The ROE targets are derived from targets for organic growth in earnings per share. For 2019, a ROE of less than 10.8% will result in no performance bonus for the corporate staff, non-operational officers and executive officers, including non-operational NEOs (Messrs. Loftus and Kiernan). For 2019 the pool thresholds were established as follows:

•
The bonus pool for corporate staff, corporate officers, and corporate executives is determined as a percentage of salary based on a minimum threshold of a 10.8% ROE for the performance year. Individual administrative bonuses are capped at 22% of salary for corporate staff, 85% of salary for a majority of the non NEO corporate officers, 125% of salary for group presidents and NEOs.

•
In consultation with the group presidents and the chief financial officer, the CEO will determine the threshold for establishing the annual bonus pool for each operating group based on their respective actual financial results from the prior year as well as other factors. Since 2016, the individual operating group bonus pool has not been directly correlated to the corporate ROE performance.

The CEO maintains discretion on annual performance bonus allocation (except for the CEO), which is principally based on ROE for all administrative NEOs and staff. Once the bonus pool is determined using the ROE methodology, the CEO will determine the amount distributed to each administrative NEO, taking into consideration performance execution and market factors. The CEO will determine operating income thresholds for each operating group which determines the bonus pool amount available for distribution to such operating group.

For information regarding the CEO’s base salary, performance bonus and other compensation for 2019, see “Compensation of CEO - Compensation Approved for 2019” and “Other Compensation Policies - Employment Contracts and Severance Agreement” sections below.

Long-Term Incentive Compensation

VSE provides long-term incentive compensation to its NEOs in consideration of their contributions to the Company’s profitability and ROE. The two components of the Company’s long-term incentive program are the Deferred Supplemental Compensation Plan and the 2006 Restricted Stock Plan.

Deferred Supplemental Compensation Plan

VSE has a non-qualified Deferred Supplemental Compensation Plan (“DSC Plan”) for certain VSE corporate officers, including NEOs and other key management representatives. The objective of the DSC Plan is to compensate executives for their contribution to VSE’s profitability. The DSC Plan provides, at the Board’s discretion, for an incentive pool to be created through an annual contribution to the plan not to exceed 12% of VSE’s consolidated net income for the year. Each participant’s potential allocation from the annual contribution bears the same percentage of the annual contribution as that participant’s salary bears to total annual participant salaries.

Benefits are payable to participants on retirement or resignation, subject to a vesting schedule, two-year non-competition agreement and other plan provisions, or on a change of control of VSE as described in the “Employment Contracts and Severance Agreements” section below. The Board believes the vesting schedule and completion of the non-competition agreement prior to receiving a distribution create an additional benefit of promoting executive retention.

    In December 2018, the Committee recommended and the Board approved an annual contribution of 8% of VSE’s consolidated net income for 2018 to constitute the DSC Plan pool for 2018. Eight percent of VSE’s 2018 net income as adjusted below, is approximately $2.3 million, which was the amount authorized in December 2018 and allocated to 36 participant accounts, including a total of approximately $676 thousand allocated to the NEOs. The Committee recommended and the Board approved that the DSC awards may not exceed 32% of the participant’s annual salary.

Subsequent Committee Actions for 2019:

In December 2018, the Committee recommended and the Board approved an annual contribution of 8% of VSE’s consolidated net income for VSE’s fiscal year ending December 31, 2019 to constitute the DSC Plan pool for 32 selected participants for 2019.The Committee recommended and the Board approved that the DSC awards may not exceed 32% of the participant’s annual salary.

Restricted Stock

The Committee believes that compensating executives with restricted VSE Stock pursuant to VSE’s 2006 Restricted Stock Plan ("Restricted Stock Plan") promotes a long-term focus on the Company’s operational and financial performance and provides our executives with a means to establish an equity stake in the Company that will further align their interests with our stockholders’ interests. In addition, the vesting provisions and other restrictions on sale of the equity awards encourage retention. The Restricted Stock Plan for executives includes a three-year vesting schedule and two-year stock sales restriction period.

Under the Restricted Stock Plan, a dollar-denominated award equal to a percentage of a participant’s base salary can be earned based on the Company’s level of achievement of applicable ROE targets. For 2018, the awards could have ranged from 20% of base salary for a 10% ROE to 90% of the base salary for an ROE of 13.5% and higher for NEOs other than the CEO. For the CEO, the Restricted Stock Plan award could have ranged from 25% of base salary for a 10% ROE to 135% of base salary for a ROE of 13.5% or higher.

For 2018, VSE’s ROE was 12.0%, as approved by the Committee and the Board, compared to the maximum target of 13.5%. The CEO was awarded restricted Stock equal to 60% of his base salary compared to the maximum target of 135% of his base salary for 2018 subject to vesting and other restrictions, as reported in the “Compensation of Chief Executive Officer” section below. NEOs other than the CEO were awarded restricted Stock under the Restricted Stock Plan equal to 40% of their base salary for 2018 compared to the maximum target of 90%, subject to vesting and other restrictions. Specific amounts awarded to the NEOs for 2018 under the Restricted Stock Plan are reported in the Summary Compensation Table below under the heading “Stock awards.” The following table displays potential restricted Stock Awards based on ROE performance for 2018.

2018 Restricted Stock - Compensation Table:

ROE	% of Base Salary NEOs other than CEO	% Base Salary-CEO
13.5% & higher	90%	135%
13%	65%	100%
12.5%	45%	70%
11%	30%	40%
10%	20%	25%
Below 10%	0%	0%

Subsequent Committee Actions for 2019:

In February 2019, the Committee recommended and the Board approved targets for 2019 that range for NEOs, other than the CEO, from 20% of their base salary for a 10.8% ROE to 90% of their base salary for a ROE of 12.8% or higher. The ROE targets are derived from targets for organic growth in earnings per share.

For information regarding the CEO’s base salary, performance bonus, restricted stock and other compensation for 2019, see “Compensation of CEO - Compensation Approved for 2019” and “Other Compensation Policies - Employment Contracts and Severance Agreement” sections below.

2019 Restricted Stock - Compensation Table:

The following table displays potential restricted Stock awards based for 2019 on ROE performance for the NEOs other than the CEO and for the CEO.

ROE	% of Base Salary NEOs other than CEO[1]	% of Base Salary - CEO
12.8% & higher	90%	120%
12.3%	65%	90%
11.8%	45%	60%
11.3%	30%	40%
10.8%	20%	25%
Below 10.8%	0%	0%

(1) For information regarding the CEO’s base salary, performance bonus, restricted stock and other compensation for 2019, see “Compensation of CEO - Compensation Approved for 2019” and “Other Compensation Policies - Employment Contracts and Severance Agreement” sections below.

Awards made under the Restricted Stock Plan are subject to Committee authorization based on audited financial results, including total compensation costs, competitiveness of total executive compensation and other factors determined by the Committee and Board. The Committee may, in its sole discretion, reduce or totally eliminate an award to the extent it determines that such reduction or elimination is appropriate under facts and circumstances the Committee deems relevant.

Other Compensation

VSE executive officers, including NEOs, are eligible to participate in the VSE Employee 401(k) Plan, which is an Internal Revenue Service qualified plan available to all eligible employees.

During 2018, VSE paid a 401(k) matching contribution equal to 100% of the employee deferral on the first 3% of the employee pay deferred and 50% of the employee deferral on the next 2% of the employee pay deferred, with all such contributions fully vested when made.

Specific amounts contributed to the VSE 401(k) Plan on behalf of the NEOs are included in the “Summary Compensation Table” under the heading “All other compensation” set forth below.

VSE does not provide any of its executives, including the NEOs, with perquisites or other personal benefits having a total annual value in excess of $10,000. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

COMPENSATION OF CEO

Mr. Gauthier has served as VSE’s CEO, president, and chief operating officer since April 2008, and as a Board member since April 2009. His activities include leadership in developing and managing the Company’s strategies, overseeing all of the Company’s major business and staff units, and guiding and developing VSE’s senior management. As discussed below, Mr. Gauthier will resign on April 14, 2019 as CEO, president, chief operating officer and a director of VSE.

Compensation Awarded for 2018

In December 2017, the Committee recommended and the Board approved the following compensation for 2018 for Mr. Gauthier: (a) $810,000 in base salary, (b) participation in the DSC Plan (subject to an aggregate annual contribution not to exceed 8% of its consolidated net income for the 2018 fiscal year and for all participants in the plan) and limiting awards so as not to exceed 32% of base salary, (c) a participation in the Executive Incentive Plan of up to 125% of Mr. Gauthier’s base salary for 2018 (or a maximum bonus of $1,012,500), and (d) an award under the Restricted Stock Plan of restricted VSE Stock in an amount of up to 135% of his base salary for 2018 (or a maximum of $1,093,500). Mr. Gauthier participated in the Executive Incentive Plan.

Compensation Approved for 2019

In connection with Mr. Gauthier’s resignation and as recommended by the Committee and approved by the Board, VSE and Mr. Gauthier entered into an amendment dated March 1, 2019, to their Amended and Restated Employment Agreement, dated December 6, 2013 (as amended on December 14, 2016), providing for, among other things, his compensation for 2019 as follows:

(a) for the period commencing on January 1, 2019 and ending on April 1, 2019:

(i) an annual base salary of $810,000, to be prorated through April 1, 2019;

(ii) a payment of $314,280, to be made on or before April 8, 2019, composed of (1) $20,250 in lieu of a salary increase for 2019, (2) $222,750 in lieu of participating in the Executive Incentive Plan, and (3) $71,280 in lieu of participating in the DSC Plan; and

(iii) an award under the Restricted Stock Plan of $300,713, payable in fully vested VSE Stock on or before April 8, 2019, with the number of shares of VSE stock calculated by dividing $300,713 by the closing price of VSE’s common stock on April 2, 2019; and

(b) for the period commencing on April 2, 2019 and ending on a date in April 2019 to be agreed upon (the “Interim Period”) (effective April 14, 2019 Mr. Gauthier will resign as CEO, president, chief operating officer and a director of VSE) during which Mr. Gauthier will, as a VSE employee, assist in the transition to Mr. Cuomo as the successor CEO and president, VSE will compensate Mr. Gauthier as follows:

(i) a salary of $74,250 per month (provided that if the Interim Period expires on any day of the month other than the last day of the month, the salary for such portion of the month shall be calculated by multiplying $74,250 by a fraction, the numerator of which is the number of calendar days that have lapsed during such month, and the denominator is 30);
(ii) within 10 business days after the expiration of the Interim Period, an amount calculated by multiplying $222,750 by a fraction, the numerator of which is the number of calendar days that have lapsed during the Interim Period, and the denominator of which is 90 (the “Fraction”), in lieu of participating in the Executive Incentive Plan;
(iii) within 10 business days after expiration of the Interim Period, an amount calculated by multiplying $71,280 by the Fraction, in lieu of participating in the DSC Plan; and

(iv) an award under the Restricted Stock Plan in an amount equal to $300,713 multiplied by the Fraction, payable in fully vested VSE Stock, within 10 business days after expiration of the Interim Period, with the number of shares of such VSE Stock calculated by dividing the amount of the award by the closing price of VSE Stock on the first trading day after expiration of the Interim Period.
Pursuant to Mr. Gauthier’s above-referenced employment agreement, as amended on March 1, 2019, upon expiration of the Interim Period, he will serve VSE as an independent contractor, rendering consulting services of up to 14 hours per month, primarily in respect of the transition to Mr. Cuomo as a successor CEO and president, and VSE will compensate Mr. Gauthier for such services at the rate of $10,000 per month. Such consulting period will terminate in April 2020, unless terminated earlier by Mr. Gauthier.

Successor CEO Compensation for 2019

On March 15, 2019, VSE and John A. Cuomo entered into an employment agreement pursuant to which, among other things, Mr. Cuomo will become CEO and president of VSE on April 15, 2019 and will be compensated during 2019 as follows:

(a) an annual base salary of $685,000;

(b) a performance bonus under the Executive Officer Incentive Plan in an amount, if any, up to a maximum of $856,250 (if the maximum target of ROE for 2019 is satisfied);

(c) to induce Mr. Cuomo to become VSE’s CEO and president, (i) 57,801 shares of VSE’s common stock, with subsequent vesting and issuance dates, subject to the term of his employment not having been terminated before such respective dates, as follows: 19,267 of such shares being vested and issued to Mr. Cuomo on each April 14 of 2020, 2021 and 2022, and (ii) a cash bonus of $25,000 to cover moving and relocation expenses; and

(d) participation in (i) the Deferred Supplemental Compensation Plan in an amount, if any, up to a maximum of $219,200 (32% of his annual base salary) and (ii) the Restricted Stock Plan in an amount, if any, up to a maximum of $822,000 (120% of his annual base salary), as determined by the Compensation Committee and approved by the Board.

In determining the inducement award described in clause (c) above, the Compensation Committee considered what other inducement awards would be offered to potential chief executive officers in the peer group, as well as Mr. Cuomo's experience in the industry. Mr. Cuomo's initial pay levels were established based on reviewing pay levels for chief executive officers within our peer group and in consideration of Mr. Cuomo's experience and skills.

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OTHER COMPENSATION POLICIES

Employment Contracts and Severance Agreements

CEO
On March 1, 2019, VSE and Mr. Gauthier amended their amended and restated employment agreement, dated December 6, 2013 (as amended on December 14, 2016), to provide, among other things, that Mr. Gauthier will continue to serve as a director, CEO, president and chief operating officer of VSE until April 14, 2019. For a discussion of the compensation payable to Mr. Gauthier under his employment agreement as amended on March 1, 2019; see “Compensation of CEO -- Compensation Approved for 2019” section above. The term of Mr. Gauthier's employment under the employment agreement as VSE’s CEO, president and chief operating officer will expire on April 14, 2019, when he resigns from such positions (and as a VSE director). As discussed above, Mr. Gauthier will continue serving as a VSE employee until a date in April 2019 to be agreed upon.

If Mr. Gauthier's employment had terminated by reason of his death or disability, he would have been entitled to payment of (a) his base salary then in effect for 365 days following the date of his death or disability and (b) a lump sum equal to his annual bonus amount for the year in which termination occurs, based on an estimate of the Company's performance for the period before termination, as determined by the Committee and the terms of the Company's annual bonus or incentive plan, prorated to reflect the number of days out of 365 during which Mr. Gauthier was employed during the year of termination, subject to subsequent reconciliation with the Company's actual performance for the entire year in which termination occurs (the "Annualized Performance Bonus").

If Mr. Gauthier's employment had been terminated by the Company without cause or if he had resigned for good reason (other than during a change in control period), he would have been entitled to receive a lump sum equal to (a) two times his base salary and (b) the Annualized Performance Bonus. If Mr. Gauthier's employment had been terminated by the Company without cause or if he had resigned for good reason during a change in control period, he would have been entitled to receive a lump sum equal to (a) the lesser of three times his base salary or such lesser amount as would not trigger the application of Section 280G of the Internal Revenue Code and (b) the Annualized Performance Bonus. In either event, Mr. Gauthier would also have been entitled to medical and hospitalization benefits for 18 months after termination, all compensation and other benefits accrued as of the termination date, the vesting of all outstanding restricted Stock and of all unvested rights under the DSC Plan.

Successor CEO

Pursuant to an employment agreement, dated as of March 15, 2019, between VSE and Mr. Cuomo (the "Employment Agreement"), Mr. Cuomo will serve as VSE's CEO and president at a base salary of $685,000 per annum. Mr. Cuomo will be employed for a term commencing on April 15, 2019 and ending on April 14, 2022, subject to an automatic extension for a successive one-year period unless notice not to renew is given by VSE or Mr. Cuomo at least 90 days prior to the expiration of the term. Mr. Cuomo's base salary will be subject to review each December, commencing with December 2019, provided that his base salary shall not be less than $685,000 per annum. Mr. Cuomo will also be eligible to receive an annual performance bonus each year up to a maximum amount of not less than 100% of his base salary subject to the satisfaction of performance criteria to be determined by the Board under the Executive Incentive Plan. He will also participate in the DSC Plan and Restricted Stock Plan. As an inducement to become VSE's CEO and President, Mr. Cuomo will receive a restricted stock unit grant of 57,801 shares of VSE common stock, par value $.05 per share, with subsequent vesting and issue dates, subject to Mr. Cuomo's employment not having been terminated, as follows: 19,267 of such shares being vested and issued to Mr. Cuomo on April 14, 2020, April 14, 2021 and April 14, 2022. Mr. Cuomo will also receive a cash bonus of $25,000 to cover moving and relocation expenses.

Mr. Cuomo's employment may be terminated by the Board for “Cause” as defined in the Employment Agreement, and his employment may also be terminated in the case of his death or disability. If Mr. Cuomo's employment is terminated because of death or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability and a lump sum equal to the Annualized Performance Bonus (as defined in the Employment Agreement) for the year of termination.

Mr. Cuomo's employment may also be terminated by VSE without Cause with 30 days' prior notice. If such a termination without Cause occurs not during a “Change of Control Period” (as defined in the Employment Agreement), Mr. Cuomo will be entitled to, among other things, a lump sum cash payment equal to the sum of 150% of his base salary in effect as of the termination date and the Annualized Performance Bonus. If a termination by VSE without

Cause occurs during a Change of Control Period, Mr. Cuomo will be entitled to, among other things, a lump sum cash payment equal to the sum of 2.5 times his base salary and the Annualized Performance Bonus, subject to certain adjustments. If Mr. Cuomo’s employment expires on April 14, 2022 because VSE elected not to extend his employment under the Employment Agreement for one year to April 14, 2023 such expiration will be treated as a termination by VSE without Cause under the Employment Agreement. In such event Mr. Cuomo will be entitled to, among other things, a lump sum cash payment equal to (a) the sum of 150% of his base salary and the Annualized Performance Bonus if the termination is not during a Change of Control Period and (b) the sum of one times his base salary and the Annualized Performance Bonus if the termination is during a Change of Control Period. Mr. Cuomo may terminate the Employment Agreement for “Good Reason” (as defined in the Employment Agreement), on 30 days' notice, and in such event Mr. Cuomo shall be entitled to, among other things, a lump sum cash payment equal to the sum of two times his annual base salary and the Annualized Performance Bonus, subject to certain adjustments.

The Employment Agreement includes undertakings by Mr. Cuomo regarding exclusive services and business opportunities during his employment term, and covenants regarding the safeguarding and return of confidential data, the non-solicitation of employees for a two-year period following termination and non-involvement, directly or indirectly, in any business enterprise that competes with VSE during his employment term and for a two-year period thereafter.

Other NEOs

The Company has also entered into an employment agreement with Mr. Loftus and a severance agreement with Mr. Kiernan. These agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements is also summarized in the “Executive Compensation” section below under the caption “Potential Payments on Termination or Change of Control.”

Payments Made On Termination

On termination of Mr. Loftus’ or Mr. Kiernan’s employment with VSE, they will be entitled to receive amounts earned during his term of employment, including salary through date of termination, unused vacation pay and reimbursement for company business and travel expenses. If VSE terminates Mr. Loftus’ employment without "Cause" before expiration of the term thereof under his employment agreement, Mr. Loftus will be entitled to a lump sum severance payment equal to his then annual base salary. If VSE terminates Mr. Kiernan’s employment without "Cause" or he resigns for “Good Reason” (as such terms are defined in his severance agreement), Mr. Kiernan will be entitled to a severance benefit equal to continuation of his base salary for 12 months.

Mr. Loftus and Mr. Kiernan also will retain a vested interest in and will be entitled to receive payment in accordance with respective plan documents and other applicable procedures, restrictions (such as termination-for-cause), and expiration dates in respect of his 401(k) plan account, DSC Plan account and restricted Stock.

Mr. Loftus and Mr. Kiernan are also entitled to continue participation in our group health plans for a period of 18 months (COBRA continuation coverage) following termination on payment of 102% of the monthly premium charged to us for such coverage. We have no executive-only health benefit plans.

Payments Made On Death or Disability

In addition to the benefits listed under the headings “Payments Made On Termination” above, in the event of Mr. Loftus’ death or disability, his designated beneficiary or he, as the case may be, will be paid his base salary then in effect for one full year following the date of death or disability.

Payments Made On Change of Control

VSE’s employment agreement with Mr. Loftus provides if a change of control of VSE occurs, Mr. Loftus may terminate the employment agreement on 30 days’ notice. If Mr. Loftus’ employment is terminated following a change of control, in addition to the benefits listed above under “Payments Made on Termination,” Mr. Loftus will receive a lump sum payment equal to his base salary; full vesting and payment of his DSC Plan account and Restricted Stock Plan benefits.

Pursuant to Mr. Loftus’ agreement, a change of control is deemed to have occurred on the occurrence of any of the following events:

•	30% or more of the outstanding VSE Stock is acquired beneficially by one or more persons acting together in concert or otherwise;

•	A cash tender or exchange offer is completed for an aggregate of 40% or more of the outstanding VSE Stock;

•
Our stockholders approve an agreement to merge, consolidate, liquidate, or sell all or substantially all of our assets, unless after the merger or consolidation, VSE is the surviving corporation and more than 50% of the outstanding VSE Stock is beneficially owned by existing VSE stockholders immediately before the merger, consolidation or asset sale; or

•	Two or more directors are elected to the Board without having previously been nominated and approved by the Board members immediately prior to such election.

Executive Compensation Recovery

In March 2014, the Board approved a provision, sometimes referred to as a clawback provision, where in the event of a material misstatement of the Company’s financial statements, as determined by the Company and confirmed by the Company’s independent auditors, the Board, in its sole discretion, may direct the Company to recover all or a portion of incentive based compensation (including bonus payments, restricted Stock awards, and deferred supplemental compensation awarded to a current or former participant in the Plan). Notwithstanding the foregoing, this statement shall only apply to (a) a current or former participant who, as determined by the Board, was an “officer” (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) of the Company at the time of the award or anytime thereafter, and (b) a material misstatement of the Company’s financial statements that occurred within three years preceding the date on which the Company is required to prepare a restatement.

STOCK RETENTION GUIDELINES

To ensure alignment of the interests of our directors and executive officers with those of our stockholders, the Committee recommended and the Board approved Stock Retention Guidelines for directors and Restricted Stock Plan participants. Beyond the normal vesting schedule and two-year Stock sales restriction period, it is the Board’s sense that the guidelines for restricted stock retention be phased in over time. It is also the Board’s intent that these guidelines be subject to annual Board review and, under certain circumstances, be subject to Board waiver. The recommended guidelines for the retention of restricted Stock are as follows:

Directors: each current director will be expected to retain VSE Stock of market value equivalent to five years of the director’s cash portion of his or her annual retainer. Any director appointed after the date of these guidelines will be expected to retain at least as much VSE Stock as the director’s earned cumulative cash retainer until such time the market value of his or her VSE Stock is equal to at least five years of the director’s cash portion of the retainer.

New directors and officers will be expected to retain their allocated stock to achieve over time the suggested holding thresholds referenced above, but they will not be required to purchase VSE Stock on the open market to achieve such thresholds.

If non-employee directors remain in compliance with the Stock Retention Guidelines, they are permitted to designate, on a share by share basis, tradable VSE shares they own that will be subject to the two-year restriction period under the Restricted Stock Plan in lieu of holding restrictive Stock that would otherwise be subject to the two-year transfer restrictive period.

Management Team:

CEO: the CEO is expected to retain VSE Stock of market value equal to five years of the CEO’s current base salary.

Other NEOs: Each of the other NEOs is expected to retain VSE Stock with a market value equal to three years of the NEO’s current base salary.

Corporate Officers other than NEOs: Each of these officers is expected to retain VSE Stock with a market value equal to two years of his or her current base salary.

Other Restricted Stock Plan participants: Each of these officers is expected to retain VSE Stock with a market value equal to one year of his or her current base salary.

While both directors and officers are expected to maintain their VSE Stock positions as outlined above, these guidelines are not intended for directors or officers to be obligated to purchase stock on the open market to rebalance their holdings that may fall below the suggested guidelines referenced above as a result of unusual swings in the market value of VSE Stock during any particular period.

Tax Deductibility

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that companies may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We believe that compensation paid under our incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers. For 2016 and 2017, we believe that all of the compensation paid to the NEOs was deductible for federal income tax purposes, except for DSC contributions that may not be deducted until distributed in accordance with Internal Revenue Service regulations. For 2018, we believe that $849,433 paid to the CEO is not deductible for income tax purposes. For 2018, all of the compensation for the other NEO’s is tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the preceding Compensation Discussion and Analysis and the Chairman of the Committee has discussed its contents with VSE management. Based on the review and discussions, the Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Proxy Statement.

Compensation Committee:	Ralph E. Eberhart, Chairman
John E. Potter
Bonnie K. Wachtel

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs in each of the last three fiscal years.

Name and principal position ___________ (a)	Year ____ (b)	Salary ($) ______ (c)	Bonus ($) ______ (d)	Stock awards ($) (1) _______ (e)	Option awards ($) ______ (f)	Non-equity incentive plan compensation ($) (2) _______ (g)	Change in pension value and non-qualified deferred compensation earnings ($) _______ (h)	All other compensation ($) (3) _______ (i)	Total ($) ______ (j)
Maurice A. Gauthier CEO, President and Chief Operating Officer	2018	810,000	—	486,000	—	465,750	—	270,200	2,031,950
	2017	780,000	—	803,400	—	592,800	—	260,400	2,436,600
	2016	730,000	—	441,650	—	270,100	—	244,200	1,685,950
Thomas R. Loftus Executive Vice President and Chief Financial Officer	2018	401,037	—	160,415	—	220,570	—	139,332	921,354
	2017	337,006	—	205,574	—	256,125	—	118,642	917,347
	2016	320,958	—	150,850	—	118,754	—	113,307	703,869
Thomas M. Kiernan Vice President, General Counsel and Corporate Secretary	2018	316,192	—	126,477	—	173,906	—	112,181	728,756
	2017	282,314	—	172,212	—	214,559	—	101,140	770,225
	2016	256,649	—	120,625	—	94,960	—	91,911	564,145
Chad M. Wheeler President, Wheeler Bros., Inc.	2018	337,260	—	134,904	—	240,000	—	118,923	831,087
	2017	301,126	—	183,687	—	250,000	—	107,160	841,973
	2016	275,000	—	129,250	—	100,000	—	95,183	599,433
Paul W. Goffredi President, VSE Aviation, Inc.	2018	249,312	—	99,725	—	155,000	—	89,752	593,789
	2017	242,050	—	147,651	—	—	—	87,428	477,129
	2016	242,050	—	—	—	142,000	—	9,972	394,022

Notes to Summary Compensation Table

1.
The amounts reported in column (e) represent annual performance-based awards under the Restricted Stock Plan. The amounts in this column reflect the aggregate grant date fair values of Restricted Stock Plan awards computed in accordance with applicable accounting guidance. The Restricted Stock Plan awards were based on the Incentive ROE of 12% for 2018 and, except in respect of Mr. Gauthier, are subject to a three-year vesting schedule: one-third of the award vests after completion of our annual financial audit and one-third on each of the next two anniversaries of such initial vesting date, subject to continued employment with the Company. All of Mr. Gauthier's Restricted Stock will become fully vested upon his resignation as a VSE officer. Restricted Stock awarded under the Restricted Stock Plan is further subject to a two-year holding period and other restrictions on sale. See discussion above under the caption “Executive Compensation Components-Long-Term Incentive Compensation.”

2.
The amounts reported in column (g) represent cash paid to the NEOs under VSE’s Performance Bonus Plan or Executive Incentive Plan, which are discussed above under “Executive Compensation Components-Performance-Based Monetary Incentive Compensation.”

3.
The amounts reported in column (i) represent 401(k) plan matching contributions allocated to each of the NEOs’ accounts pursuant to VSE’s Employee 401(k) Plan discussed above under “Executive Compensation Components-Other Compensation” (Mr. Gauthier - $11,000, Mr. Loftus - $11,000, Mr. Kiernan - $11,000, Mr. Wheeler - $11,000, and Mr. Goffredi - $9,972). Also reported in column (i) is the amount allocated to each NEO’s account under the DSC Plan. See discussion above under “Executive Compensation Components-Deferred Supplemental Compensation” (Mr. Gauthier - $259,200, Mr. Loftus - $128,332, Mr. Kiernan - $101,181, Mr. Wheeler - $107,923, and Mr. Goffredi - $79,780).

Narrative to Summary Compensation Table

See “Compensation Discussion and Analysis” above for a description of the compensation plans pursuant to which the amounts listed in the “Summary Compensation Table” were paid or awarded and the criteria for such payments and awards.

Grants of Plan-Based Awards in Fiscal Year 2018 Table
The table below reports all grants of plan-based awards to each of the NEOs for the year ended December 31, 2018.

Name ______ (a)	Grant Date ______ (b)	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards (1)			All other stock awards: number of shares or units (#) _______ (i)	All other option awards: number of securities underlying options (#) _______ (j)	Exercise or base price of option awards ($) ______ (k)	Grant date fair value of stock and option awards ($) ________ (l)
		Threshold ($) _____ (c)	Target ($) _____ (d)	Maximum ($) _____ (e)	Threshold ($) _________ (f)	Target ($) ______ (g)	Maximum ($) _______ (h) (3)
Maurice A. Gauthier (2)	3/14/18	--	--	--	486,000	1,093,500	1,093,500	--	--	--	486,000
Thomas R. Loftus	3/14/18	--	--	--	160,415	360,933	360,933	--	--	--	160,415
Thomas M. Kiernan	3/14/18	--	--	--	126,477	284,572	284,572	--	--	--	126,477
Chad M. Wheeler	3/14/18	--	--	--	134,904	503,534	503,534	--	--	--	134,904
Paul W. Goffredi	3/14/18	--	--	--	99,725	224,381	224,381	--	--	--	99,725

Notes to Grants of Plan-Based Awards Table

1.
The amounts reported above represent potential payments to the NEOs under the Restricted Stock Plan, which is discussed above under “Executive Compensation Components-Long-Term Incentive Compensation.”

2.	The amount reported above represents potential payments to Mr. Gauthier under the Restricted Stock Plan.

3.
The amounts in column (h) represent a maximum payout equivalent to 90% of the annual base salary of each NEO, except for Mr. Gauthier whose maximum payout is equivalent to 135% of his annual base salary.

Narrative to Grants of Plan-Based Awards Table

See “Compensation Discussion and Analysis” above for a description of the Restricted Stock Plan pursuant to which the amounts listed in the “Grants of Plan-Based Awards in Fiscal Year 2018 Table” were paid or awarded and the criteria for such payments and awards.

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Outstanding Equity Awards at Fiscal Year End Table

The table below reports all outstanding equity awards for each of the NEOs for fiscal year ended December 31, 2018.

	Option awards (1)					Stock awards (2)
Name _______ (a)	Number of securities underlying unexercised options exercisable (#) ________ (b)	Number of securities underlying unexercised options unexercisable (#) ________ (c)	Equity incentive plan awards: number of securities underling unexercised unearned options (#) ________ (d)	Option exercise price ($) ______ (e)	Option expiration date _______ (f)	Number of shares or units of stock that have not vested (#) _______ (g)	Market value of shares or units of stock that have not vested ($) ____ (h)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) ________ (i)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($) ________ (i)
Maurice A. Gauthier	--	--	--		--	--	--	--	1,168,816
Thomas. R. Loftus	--	--	--		--	--	--	--	347,748
Thomas M. Kiernan	--	--	--		--	--	--	--	281,494
Chad M. Wheeler	--	--	--		--	--	--	--	300,446
Paul W. Goffredi	--	--	--		--	--	--	--	104,873

Notes to Outstanding Equity Awards Table

1.	All options that were granted to the NEOs under VSE’s 2004 Stock Option Plan had been exercised or had expired on or before December 31, 2009. Therefore, no option data appears in the Table.

2.
As discussed above, the Restricted Stock Plan provides for dollar-denominated awards that are subject to a three-year vesting schedule: one-third of the award vests after completion of VSE’s annual financial audit and one-third on each of the next two anniversaries of such initial vesting date. As each third of the dollar-denominated award vests, the award is converted into restricted VSE Stock based on the fair market value (closing market price) of VSE Stock at the date of conversion. Accordingly, the number of shares of restricted Stock that have not vested is not currently determinable (see discussion above under “Executive Compensation Components-Long-Term Incentive Compensation”). The aggregate dollar-denominated value of all such awards that have not vested as of December 31, 2018 is reported in column (j) of the table.

Narrative to Outstanding Equity Awards Table

On December 30, 2005, the Board discontinued awarding options to purchase VSE Stock. Options outstanding as of December 30, 2005, were not affected by this Board action and, as of December 31, 2009, all of such options had been exercised or had expired. See discussion above under “Executive Compensation Components-Long-Term Incentive Compensation.”

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Option Exercises and Stock Vested During Fiscal Year 2018 Table

The following table reports stock options exercised and stock awards vested by the NEOs during the fiscal year ended December 31, 2018.

	Option Awards		Stock Awards
Name __________ (a)	Number of shares acquired on exercise (#) __________ (b)	Value realized on exercise ($) (1) __________ (c)	Number of shares acquired on vesting (#) (2) ____________ (d)	Value realized on vesting ($) _________ (e)
Maurice A. Gauthier	--	--	8,507	401,004
Thomas R. Loftus	--	--	2,455	115,719
Thomas M. Kiernan	--	--	2,002	94,357
Chad M. Wheeler	--	--	2,183	102,927
Paul W. Goffredi	--	--	734	34,624

Notes to Options Exercises and Stock Vested Table

1.
No stock options were exercised by the NEOs during 2018. VSE has not granted any stock options to its employees, including officers, since December 31, 2005 and as of December 31, 2009 all VSE stock options had been exercised or had expired.

2.
The number of shares acquired pursuant to the Restricted Stock Plan on vesting reported in column (d) excludes the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law, as follows: Mr. Gauthier-3,663 shares, Mr. Loftus-1,057 shares, Mr. Kiernan-862 shares, Mr. Wheeler-825 shares and Mr. Goffredi-310 shares. The value realized on vesting reported in column (e) represents the number of vested shares acquired valued at the closing market price for VSE Stock ($47.14 per share) on the vesting date (March 1, 2018), excluding the shares withheld for the minimum amount of taxes required to be withheld by the Company under applicable law.

Pension Benefits

VSE does not provide pension arrangements or post-retirement health coverage for executives and employees. VSE and each of its wholly owned subsidiaries sponsor participation in the VSE Employee 401(k) Plan and each of VSE subsidiaries, Energetics Incorporated and Akimeka, LLC, sponsors a profit sharing plan, but no money was contributed to either plan for 2018. Each of the plans are IRS-qualified, defined contribution, money-purchase plans. VSE also has a nonqualified deferred compensation plan as discussed below.

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Nonqualified Deferred Compensation Table

The following table provides information related to potential benefits payable to each NEO under VSE’s Deferred Supplemental Compensation Plan as of and for the year ended December 31, 2018.

Name (1) ____________ (a)	Executive contributions in last FY ($) ____________ (b)	VSE contributions in last FY (2) ($) ___________ (c)	Aggregate earnings in last FY ($) ____________ (d)	Aggregate withdrawals/ distributions ($) ___________ (e)	Aggregate balance at last FYE (3) ($) ____________ (f)
Maurice A. Gauthier	--	259,200	(120,258)	--	2,736,212
Thomas R. Loftus	--	128,332	(101,315)	--	1,839,911
Thomas M. Kiernan	--	101,181	(62,804)	--	911,220
Chad M. Wheeler	--	107,923	(31,580)	--	503,075
Paul W. Goffredi	--	79,780	(4,469)	--	152,767

Notes to Nonqualified Deferred Compensation Table

1.	Mr. Loftus has been a participant in the plan or predecessor plans for more than 20 years,
Mr. Gauthier, Mr. Kiernan, Mr. Wheeler and Mr. Goffredi have been participants for 11 years, 10 years, eight years, and two years, respectively.

2.	Amounts reported in column (c) are reported in the Summary Compensation Table, column (i). Aggregate earnings (losses) reported in column (d) are not reported in the Summary Compensation Table.

3.
Amounts reported in column (f) include aggregate contributions that were reported as compensation to the NEOs in the Summary Compensation Table for previous years and aggregate earnings that were not reported as compensation. Aggregate contributions previously reported in the Summary Compensation Tables for the years 2000 through 2018, the period for which plan records identifying contributions to individual participants are available, and aggregate earnings (losses) for the same period, were:

Aggregate Company Contributions and Earnings, 2000-2018

Name	Aggregate Company Contributions (S)	Aggregate Earnings ($)
Maurice A. Gauthier	1,987,862	748,350
Thomas R. Loftus	1,151,505	688,406
Thomas M. Kiernan	769,650	141,570
Chad M. Wheeler	481,685	21,390
Paul W. Goffredi	157,236	(4,469)

Narrative to Nonqualified Deferred Compensation Table

We have a nonqualified, noncontributory Deferred Supplemental Compensation Plan (“DSC Plan”) for all of our officers, which was adopted by the Board in 1994. The DSC Plan provides, at the Board’s discretion, for an annual contribution to the plan not to exceed 12% of our consolidated net income for the year. Each officer’s allocation from the annual contribution bears the same percentage to the annual contribution as that officer’s salary bears to total annual officer salaries. For 2018 an annual contribution of 8% of our consolidated net income (approximately $2.3 million, as adjusted) was authorized and allocated to 36 participant accounts, including a total of approximately $676,400 allocated to the NEOs’ accounts. For 2018, awards may not exceed 32% of any participant's annual salary.

Benefits under the plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or if a change of control of VSE occurs. Our contributions to the DSC Plan are irrevocable and shall be used to pay benefits under the plan, subject to the claims of our general creditors.

Our annual contribution to the DSC Plan is deposited in a plan trust. The aggregate annual contribution is allocated for the benefit of each of the participants and credited to each of their respective Employer Contribution Accounts. Participants make investment elections for their respective account balances and annual contributions from a group of life insurance (COLI) investment funds managed by Lincoln Financial Group.

Potential Payments on Termination or Change of Control Table

The following table sets forth potential payments to our NEOs on termination of employment or a change of control of VSE. The amounts shown assume that such termination or termination on change of control was effective as of December 31, 2018, and are estimates of the amounts that would be paid to the NEOs on their termination. The actual amounts to be paid can only be determined at the time of such NEOs separation from VSE or any of our subsidiaries.

Potential Payments on Termination or Change of Control Table (1)

Name	Benefit	Termination Without Cause ($)	Termination on Change of Control ($)
Maurice A. Gauthier (2)	Salary	1,560,000	2,340,000
	DSC Plan	2,736,211	2,736,211
	Restricted Stock	1,168,816	1,168,816
Thomas R. Loftus	Salary	401,037	401,037
	DSC Plan	1,839,911	1,839,911
	Restricted Stock	347,748	347,748
Thomas M. Kiernan	Salary	316,191	316,191
	DSC Plan	911,220	911,220
	Restricted Stock	281,494	281,494
Chad M. Wheeler	Salary	337,260	337,260
	DSC Plan	503,075	503,075
	Restricted Stock	300,446	300,446
Paul W. Goffredi	Salary	249,312	249,312
	DSC Plan	152,767	152,767
	Restricted Stock	104,873	104,873

Notes to Potential Payments on Termination or Change of Control Table

1.
The table excludes information with respect to contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees-for example, qualified benefit plan distributions and payment for unused vacation pay.

2.
The information regarding Mr. Gauthier is based on his amended and restated employment agreement with VSE, dated December 6, 2013, which provided in the event of a termination by VSE during a change of control period, that Mr. Gauthier would be paid (a) a severance payment equal to the lesser of (i) three times his base salary in effect as of the termination date or (ii) such amount as would not trigger the application of Section 280G of the Internal Revenue Code and (b) an annualized performance bonus for the year in which the termination occurred, based on an estimate of VSE’s performance for the period before the termination date, as determined by the Compensation Committee, and on the terms and conditions of VSE’s annual bonus plan, and prorated to reflect the number of days out of 365 during which Mr. Gauthier was employed by VSE during the year of termination. As discussed above, Mr. Gauthier will resign as a VSE director and officer as of April 14, 2019.

Narrative to Potential Payments on Termination or Change of Control Table.

See “Compensation Discussion and Analysis” above for a description of the potential payments awarded upon termination or change of control and the criteria for such payment.

Pay Ratio Disclosure Rule
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Securities and Exchange Commission adopted a rule requiring annual disclosure of the ratio of the median employee’s annual total compensation to the total annual compensation of the principal executive officer ("PEO”). The Company’s PEO is Mr. Gauthier. Registrants, including VSE, must comply with the pay ratio rule for the first fiscal year beginning January 1, 2017.  The purpose of the new required disclosure is to provide a measure of the equitability of pay within the organization.  The Company believes its compensation philosophy and process yield an equitable result and is presenting such information for 2018 in accordance with the required disclosure as follows:

Median Employee total annual compensation	$49,476
Mr. Gauthier ("PEO”) 2018 total annual compensation	$2,020,950
Ratio of PEO to Median Employee Compensation	41:1

In determining the median employee, a listing was prepared of all employees as of December 31, 2018. Employees on leave of absence were excluded from the list and wages and salaries were annualized for those employees that were not employed for the full year of 2018.  The median amount was determined based on the annualized list.  For simplicity, the value of the Company’s 401(k) plan and medical benefits provided were excluded as all employees, including the PEO, are offered the same benefits and the Company utilizes the Internal Revenue Service safe harbor provision for 401(k) plan discrimination testing. As of December 31, 2018 the Company employed 2,229 persons of which 667 have wages negotiated through a Collective Bargaining Agreement and 325 have wages determined by the Service Contract Act. Additionally, we employ a diverse range of employees, many of whom live and work in lower cost of living areas other than the Washington, D.C. Metropolitan area.

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Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we include in this Proxy Statement a non-binding advisory stockholders vote on our executive compensation as described in this Proxy Statement (commonly referred to as “say-on-pay”).

We encourage stockholders to review the “Compensation Discussion and Analysis” and the “Executive Compensation” sections of this Proxy Statement. VSE’s consistent stockholders’ value creation over the long term is reinforced by and aligned with the executive compensation program. We believe the program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

•
We provide a significant part of executive compensation in performance based incentives, including bonus awards and performance VSE Stock. Payouts of performance Stock are based on achievement of financial objectives over three years and are capped at 100% of the Stock awards;

•	We have annual award and three-year payout cycles for performance Stock;

•	We respond to economic conditions appropriately, such as holding base salaries and bonuses of the NEOs in 2012, reflecting lower year-over-year results; and

•	We do not provide tax gross-ups to our NEOs.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the NEOs as described in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation,” including the related tabular and narrative disclosure contained in this Proxy Statement.

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will, however, carefully consider the outcome of the vote when considering future executive compensation arrangements.

The approval of the advisory resolution on the Company’s compensation of executive officers requires the affirmative vote of a majority of the Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.

The Board unanimously recommends that stockholders vote “FOR” the approval of the Company’s executive compensation.

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Proposal No. 3

VOTE ON FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

As mentioned above, the Exchange Act requires that we include, at least every third year, a separate non-binding stockholder vote to advise on whether the say-on-pay vote should occur every one, two or three years. You have the option to vote for any one of the three options, or to abstain on the matter.

After careful consideration of this proposal, our Board has determined that an advisory stockholders vote on executive compensation that occurs once every year is the most appropriate alternative for our Company at this time, and therefore our Board recommends an annual stockholders vote for the advisory vote on executive compensation. Also, we welcome communications with our stockholders as frequently as possible to be advised on matters that concern them.

In formulating its recommendation, our Board considered that an annual advisory stockholders vote on executive compensation provides the highest level of communication with our stockholders by allowing them to provide us with their direct input on our NEOs, as disclosed in VSE’s proxy statement, every year. Additionally, an annual advisory vote on executive compensation is consistent with our belief that engagement with our stockholders is a component of our corporate governance and our practice of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters.

In the future we may determine that a less frequent advisory vote is appropriate, either in response to the vote of our stockholders on this proposal or for other reasons.

Stockholders may cast their vote on the preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting on this proposal. The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on our Board in any way, our Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board unanimously recommends that stockholders vote to conduct an advisory stockholders vote the Company’s on executive compensation every year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, March 19, 2019, there were 10,949,775 shares of VSE Stock outstanding. The following table sets forth certain information regarding beneficial ownership of VSE Stock as of March 19, 2019, for beneficial owners of more than 5% of VSE Stock, each director, executive officer and for all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Shares beneficially owned	Percent of Class (a)

Certain Beneficial Owners (at least 5%)
FMR LLC (1)	1,630,405	14.9%
Dimensional Fund Advisors	617,376	5.7%
BlackRock Institutional Trust Company	567,986	5.2%

Non-Employee Directors
Ralph E. Eberhart	31,234	*
Mark E. Ferguson III	4,411	*
Calvin S. Koonce (2)	1,854,636	16.8%
James F. Lafond	27,100	*
John E. Potter	13,100	*
Jack C. Stultz	17,700	*
Bonnie K. Wachtel (3)	128,252	*

Named Executive Officers and Other Directors
Joseph R. Brown	5,636	*
Maurice A. Gauthier	95,720	*
Paul W. Goffredi	3,674	*
Thomas M. Kiernan	32,420	*
Thomas R. Loftus	78,727	*
Chad M. Wheeler	8,642	*

Directors and Executive Officers as a Group
(13 persons)	2,301,252	21.0%
 * Represents less than one percent.

(1)	FMR LLC’s mailing address is 82 Devonshire Street, Boston, MA 02109-3605.

(2)	Mr. Koonce’s mailing address is 6229 Executive Blvd., Rockville, MD 20852. The share amount reported for Mr. Koonce does not include 20,000 shares held by his wife.

(3)	The share amount reported for Ms. Wachtel does not include 1,000 shares held in a retirement account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires VSE officers and directors and persons who own more than 10% of the VSE Stock to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, we believe that all of our officers, directors and stockholders subject to the reporting requirements of Section 16(a) filed their reports on a timely basis during 2018.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals may be eligible to be presented at our 2020 annual meeting of stockholders if submitted to our principal executive offices by no later than the close of business on December 11, 2019. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b) (2), to our principal executive offices at, 6348 Walker Lane, Alexandria, Virginia 22310-3226 in care of our Corporate Secretary by no later than the close of business on December 11, 2019 to be considered for inclusion in VSE’s proxy material relating to such meeting.

In addition, under our By-Laws stockholders may recommend persons to be nominated for election as our directors at the annual meeting of stockholders. To be considered for nomination, such recommendation must be received in writing by our Secretary no later than 90 days before the date which corresponds to the date on which the annual meeting of stockholders was held during the immediate prior year, i.e., February 7, 2020 in respect of the annual stockholders meeting in 2020. Such recommendation shall be accompanied by the name of the stockholder proposing the candidate, evidence that stockholder is a beneficial owner of our Stock as of the record date established for the determination of stockholders entitled to notice of, and to vote at, the annual meeting of stockholders, the name of candidate being proposed for nomination, and the candidate’s biographical data and qualifications.

OTHER MATTERS
We will bear the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. We will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

    A copy of the VSE’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2018, will be furnished without charge on written or telephonic request to Thomas M. Kiernan, Vice President and Corporate Secretary, 6348 Walker Lane, Alexandria, VA 22310-3226 or call (703) 329-4721. The Form 10-K is also available at www.vsecorp.com.

By Order of the Board of Directors
Thomas M. Kiernan, Secretary

__________________________

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 7, 2019

The 2019 Proxy Statement and our 2018 Annual Report to Stockholders are available at https://www.cstproxy.com/vsecorp/2019

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

VSE CORPORATION

The undersigned appoints Calvin S. Koonce and Thomas M. Kiernan as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of VSE Corporation held of record by the undersigned at the close of business on March 19, 2019 at the Annual Meeting of Stockholders of VSE Corporation to be held on May 7, 2019, or at any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE EIGHT NOMINEES TO THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR ONE YEAR ON PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)

YOUR VOTE IS IMPORTANT.

Vote by Internet – 24 Hours a Day, 7 Days a Week or by Mail

REVOCABLE PROXY VSE CORPORATION

Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 6, 2019.

INTERNET/MOBILE — www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE ELECTION OF EACH NOMINEE LISTED IN PROPOSAL 1, "FOR" PROPOSAL 2, AND FOR ONE YEAR ON PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"

1. Election of Directors

(1) John A. Cuomo
(2) Ralph E. Eberhart
(3) Mark E. Ferguson III
(4) Calvin S. Koonce
(5) James F. Lafond
(6) John E. Potter
(7) Jack C. Stultz
(8) Bonnie K. Wachtel

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. Recommendation, by non-binding advisory vote, on the frequency of executive compensation advisory votes.

1 Year	2 Years	3 Years	ABSTAIN
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE IN PROPOSAL 1, FOR PROPOSAL 2, AND FOR ONE YEAR ON PROPOSAL 3.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2019**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.